NEWS RELEASE

                    First Chester County Corporation Reports
                  Fourth Quarter and Year End Results For 2008

     West Chester, PA. - February 11, 2008 - First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the "Bank"), announced that net income for the year ended December 31, 2007 was $7.7 million, a 4.6% increase over 2006 net income of $7.3 million. Net income for the three months ended, December 31, 2007 was $1.7 million, an 11.9% increase over net income of $1.6 million for the three months ended, December 31, 2006. Basic earnings per share was $1.49 and $1.42 for the years ended December 31, 2007 and 2006, respectively. Basic earnings per share for the fourth quarters, 2007 and 2006 was $.34 and $.30 per share, respectively. Diluted earnings per share was $1.47 and $1.40 for the years ended December 31, 2007 and 2006, respectively. Diluted earnings per share for the fourth quarters, 2007 and 2006 was $.33 and $.29 per share, respectively.

     The increase in net income for the year ended December 31, 2007 when compared to 2006 was primarily the result of an increase in non-interest income, partially offset by a decrease in net interest income and an increase in non-interest expense. Included in these results is the impact from several significant events that occurred during the year ended December 31, 2007. In the second quarter, the Bank recorded a gain related to the sale of a loan that had been on non-accrual status and in the third quarter of 2007, the Bank recorded a gain related to the sale of facilities.

     "While 2007 resulted in many accomplishments, we are particularly pleased to have achieved two major strategic goals, the sale of certain facilities and


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the sale of a large  nonperforming  loan.  These favorable  results are not only reflected in the 2007 results but will continue to benefit the Bank in the future," said John A. Featherman, III, First National's Chairman and CEO.

     Net interest income decreased $702 thousand to $31.5 million for the year ended December 31, 2007 as compared to $32.2 million for the year ended December 31, 2006. During the year ended December 31, 2007, interest income benefited primarily from growth in the loan portfolio. Interest income increased $4.2 million to $56.4 million for the year ended December 31, 2007 as compared to $52.2 million for the year ended December 31, 2006. Gross loans and leases grew 7.1% or $49.1 million from $694.3 million at December 31, 2006, to $743.4 million at December 31, 2007. The increase in interest income was offset by an increase in interest expense. Interest expense increased $4.9 million to $25.0 million for the year ended December 31, 2007 as compared to $20.0 million for the year ended December 31, 2006. This increase in interest expense was primarily attributable to a customer driven shift from lower cost deposit products to higher cost deposit products coupled with an increase in many of our retail deposit product rates. The increase in interest expense was mitigated by a significant reduction in higher cost brokered CDs and replaced with lower cost FHLB borrowings in the second half of 2007. The increase in interest expense for 2007 as compared to 2006 was also due to higher average interest-bearing deposit balances in 2007 as compared to 2006. Average interest-bearing deposits in 2007 were $611.1 million as compared to $583.2 million in 2006. Ending deposits decreased 2.7% or $19.8 million from $724.7 million at December 31, 2006, to $704.9 million at December 31, 2007. Ending FHLB advances and other borrowings increased $53.8 million or 87.3% from $61.6 million at December 31, 2006, to $115.4 million at December 31, 2007.

     "The Bank continues to operate in a volatile interest rate environment where there were four Federal Reserve actions to raise interest rates in 2006 and four Federal Reserve actions to lower interest rates in 2007. This, combined with intense competitive pressure and strong consumer demand for higher priced


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deposits,  has placed  considerable  pressure on our net income and net interest margin," said Kevin C. Quinn, First National's President.

     During the year ended, December 31, 2007, the Corporation recorded an $80 thousand provision for loan and lease losses, compared to a $3 thousand provision for loan and lease losses during the same period in 2006. The increase in the provision for the year ended December 31, 2007 over the same period in 2006 was determined in accordance with our allowance for loan and lease loss policy. Non-accrual loans as a percentage of gross loans and leases was .16% at December 31, 2007, compared to 1.05% at December 31, 2006. The allowance for loan and lease losses as a percentage of gross loans and leases at December 31, 2007 was 1.05% compared to 1.18% at December 31, 2006.

     The increase in non-interest income for year ended December 31, 2007 was primarily due to a $1.39 million pre-tax gain recorded in the third quarter of 2007, related to the sale of facilities. The after-tax impact to net income from this gain was $915 thousand. The increase for the year ended December 31, 2007 was also attributable to higher Wealth Management revenue combined with higher service fee income on deposit accounts. The increase in non-interest income for the year ended December 31, 2007 was also caused by a $225 thousand pre-tax gain recorded in the second quarter of 2007 related to the sale of a $5.9 million nonperforming loan.

     The increase in non-interest expense for the year ended December 31, 2007 was primarily due to higher salaries and employee benefits expense, mainly due to a higher average employee headcount; specifically, staffing for new branches as well as new key employees in the Wealth Management Division and the Commercial Lending and Leasing areas.


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     Total assets grew 4.9% or $42.7 million from $872.1 million at December 31,
2006, to $914.8 million at December 31, 2007.

     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.


     This release may contain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,159,143 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.


See attached data schedule for additional information.


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                               First Chester County Corporation
                               SELECTED FINANCIAL DATA (unaudited)


(Dollars in thousands, except per share data)


SELECTED FINANCIAL DATA                                       December 31,
-----------------------
                                                       2007               2006
                                                      --------------------------

Total assets                                          $914,781          $872,094
Gross loans and leases                                 743,440           694,343
Allowance for loan & lease losses                        7,817             8,186
Total investment securities                             97,977            88,714
Deposits                                               704,898           724,668
Federal Home Loan Bank advances and other borrowings   115,384            61,596
Shareholders equity                                     67,979            63,262
Average assets                                         896,622           857,213
Average equity                                          64,772            61,904
Non-accrual loans                                        1,194             7,289

Financial Management Services
  Assets under management & custody *                  591,297           562,952




STATEMENT OF INCOME                                  THREE MONTHS ENDED DECEMBER 31,     TWELVE MONTHS ENDED DECEMBER 31,
-------------------
                                                           2007            2006              2007             2006
                                                     -------------------------------     --------------------------------

Interest income                                      $    14,209       $  13,405         $  56,436       $   52,202
Interest expense                                           6,391           5,589            24,973           20,037
                                                     -----------       ---------         ---------       ----------

Net interest income                                        7,818           7,816            31,463           32,165

Provision for loan and lease losses                           80               -                80                3
                                                     -----------       ---------         ---------       ----------

Net interest income after
  provision for loan and lease losses                      7,738           7,816            31,383           32,162

        Wealth Management                                    906             878             3,620            3,423
        Service charges on deposit accounts                  659             518             2,362            2,007
        Investment securities gains (losses), net              -               1                 2              (79)
        Operating lease rental income                        324             315             1,273            1,153
        Gain on the sale of fixed assets and OREO             49               -             1,425               19
        Gain on the sale of loans                             91             126               628              387
        Other                                                679             503             2,477            2,302
                                                      ----------       ---------         ---------       ----------

        Non-interest income                                2,708           2,341            11,787            9,212
                                                      ----------       ---------         ---------       ----------

        Salaries and employee benefits                     4,677           4,622            19,025           17,432
        Occupancy, equipment, and data processing          1,276           1,277             5,152            5,359
        Depreciation expense on operating leases             267             274             1,056              987
        Bank shares tax                                      224             160               705              726
        Professional services                                606             430             2,031            1,848
        Marketing                                            195             336               902              929
        Other                                                820             991             3,699            3,872
                                                      ----------       ---------         ---------       ----------

        Non-interest expense                               8,065           8,090            32,570           31,153
                                                      ----------       ---------         ---------       ----------

Income before income taxes                                 2,381           2,067            10,600           10,221
                                                      ----------       ---------         ---------       ----------

Income Taxes                                                 644             515             2,931            2,886
                                                      ----------       ---------         ---------       ----------

Net Income                                           $     1,737       $   1,552         $   7,669       $    7,335
                                                     ===========       =========         =========       ==========


PER SHARE DATA

Net income per share (Basic)                         $      0.34       $    0.30         $    1.49       $     1.42
Net income per share (Diluted)                       $      0.33       $    0.29         $    1.47       $     1.40
Cash divided declared                                $    0.1400       $  0.1350         $  0.5450       $   0.5400
Book value                                           $     13.17       $   12.38         $   13.17       $    12.38
Average bid/ask                                      $     17.38       $   20.95         $   17.38       $    20.95
Basic weighted average shares                          5,162,801       5,182,403         5,160,607        5,160,340
Diluted weighted average shares                        5,214,299       5,267,508         5,219,940        5,249,200

     * These assets are managed by the Wealth Management Division of the Bank and are not assets of the Bank or the Corporation.



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